Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 O: (650) 493-9300 F: (650) 493-6811

February 14, 2025

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 410

San Mateo, California 94403

Re: Upstart Holdings, Inc. – “At the Market” Sale and Issuance of up to $500,000,000 of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Upstart Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $500,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-284933) (the “Registration Statement”), filed on February 14, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The offering and sale of the Shares are being made pursuant to the At-The-Market Sales Agreement, dated as of February 14, 2025 (the “Sales Agreement”), by and between the Company and BTIG, LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares. The prospectus supplement is dated as of February 14, 2024 and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN   BEIJING   BOSTON   BOULDER   BRUSSELS   HONG KONG   LONDON   LOS ANGELES   NEW YORK   PALO ALTO

SALT LAKE CITY   SAN DIEGO   SAN FRANCISCO   SEATTLE   SHANGHAI   WASHINGTON, DC   WILMINGTON, DE

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about February 14, 2025, for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.